CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-94096) of our report, dated February 20, 2001 on the consolidated balance sheet of Main Street Trust as of December 31, 2000 and the related statements of income, changes in stockholders' equity and cash flows for the year ending December 31, 2000, appearing in the Annual Report on Form 10-K.


/s/ McGladrey & Pullen, LLP


Champaign, Illinois
March 29, 2001